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                                                                      Exhibit 21



LSB Bancshares, Inc.
Form 10K
Part IV, Item 21
List of Subsidiaries



LSB Bancshares, Inc. owns 100% of the common stock of Lexington State Bank. Peoples Finance Company of Lexington, Inc., LSB Financial Services, Inc., LSB Investment Services, Inc. and LSB Properties, Inc. are wholly-owned non-bank subsidiaries of Lexington State Bank. The corporations are organized under the laws of the State of North Carolina and are included in the consolidated statements of LSB Bancshares, Inc.